                                                                    Exhibit 10.7



                       TERMINATION OF EMPLOYMENT AGREEMENT

        TERMINATION, dated this 11th day of October, 2000, by and between Mega Group, Inc., a New York corporation ("Mega"), and Steven C. Gregory, an individual and resident of New York ("Employee").

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1. That certain employment agreement dated April 28, 1992 between the parties (the "Employment Agreement"), a copy of which is attached hereto as Exhibit A, is terminated, satisfied, and discharged herewith.

        2. Neither party shall have any further liability to the other thereunder.

        3. Without limiting the generality of the foregoing, each party waives as against the other any claim for compensation, performance, breach, reimbursement, and the payment of fringe benefits thereunder, whether accrued or unaccrued.

        IN WITNESS WHEREOF, the parties have caused this Termination to be executed the day and year first above written.

                                                   MEGA GROUP, INC.



                                                   By:   /s/ STEVEN C. GREGORY
                                                         ---------------------
                                                         Steven C. Gregory



                                                   /s/ STEVEN C. GREGORY
                                                   ---------------------
                                                   Steven C. Gregory

                                                                       EXHIBIT A


                              EMPLOYMENT AGREEMENT

        Agreement made April 28, 1992, between MEGA GROUP, INC., a New York Corporation with offices at 225 River Street, Troy, New York 12180 (the "Company"), and Steven Gregory, residing at 662 Plank Road, Clifton Park, New York 12065 (the "Producer").

        WHEREAS, Producer represents that he is duly licensed as an insurance agent in the State of New York, authorized to sell property, casualty, health and life insurance;

        WHEREAS, the Producer represents that all insurance business submitted to the Company as the basis for the payment of the commissions constituting compensation hereunder will belong solely to the Producer;

        NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations and warranties, contained herein, the parties agree as follows:

        1. Duties. The Producer is employed to sell and promote the sale of all types of insurance which he is licensed to sell and for which the Company maintains a market. Producer is permitted to engage in the sale of life, accident and health insurance as part of his duties hereunder, and is permitted to engage in his life, accident and health insurance business with John Hancock or otherwise.

        In consideration of the annual salary payable to Producer hereunder, Producer will expend reasonable efforts in servicing the book of business Company has purchased from Gregson Agency, Inc. under separate agreement.

        2. Compensation. During the first one year term of this Agreement beginning on the Commencement Date to be established as hereafter provided, the Company shall pay the Producer at the annual rate of $120,000.00 per year payable on the regular paydays of the Company. Such compensation shall be gross and shall be subject to all withholding or other required deductions. Thereafter, such compensation rate shall decline by $6,000.00 per year until it shall reach the annual rate of $60,000.00 per year during the eleventh and subsequent years of this Agreement.

        In addition to the salary payable pursuant to the preceding paragraph, the Producer shall be entitled to the "Producer's Share" of first year and renewal commissions generated through Producer's efforts during the entire term of this Agreement. The "Producer's Share" shall equal 40% of the first year and renewal regular commission received on the new property and casualty business produced by the Producer. Profit sharing or contingency commissions belong solely to the Company and do not enter into the computation of "Producer's Share".

        The "Producer's Share" of commissions shall be reduced by any returned commissions, any loss due to bad debts or lack of collectability, or any other cause the net result of which is to deprive the Company of the complete benefit of the insurance commission otherwise used in computing the "Producer's Share".

        Further, Producer shall be entitled to an override on the commission on property and casualty insurance only produced by any other producer who Producer introduces to the Company and the Company hires during the term of this Agreement. Such override shall equal 10% of the new producer's share due such new producer for the first year after such producer(s) commence work for the Company. There shall be no override paid on any life, accident or health insurance business placed with the Company.

        In determining which business has been produced by the Producer, only business produced solely through the Producer's efforts shall be counted. Business produced through the efforts of the Company staff, Company's Customer Service Representatives or "Walk-In" business or business generated through the initiative of the insured rather than through the initiative of the Producer shall not be counted in determining the Producer's new business production. Producer has elected to have the Company maintain a yellow page telephone advertisement in the name "Gregson Agency, Inc.". Insureds originating solely by reason of such advertisement shall be included in Producer's new business production. To the extent advertising costs for "Gregson Agency, Inc." or Producer exceed the rate of $5,000.00 per year they shall be borne by Producer and reduce Producer's salary.

        The Producer shall have the right to 100% of the net commissions received on life, accident or health insurance business.

        3. Term. The term of this Agreement shall commence on the Commencement Date. The Commencement Date shall be determined by a written document signed by an authorized representative of the Company and by the Producer. The Commencement Date shall begin on the first day of the calendar month following the completion of the merger of the Producer's insurance business presently conducted under the name "Gregson Agency, Inc.".

        The term of this Agreement shall be indefinite. The Agreement may be terminated by the Producer by the giving of at least sixty (60) days prior written notice to the Company. Termination shall be effective upon the expiration of such period provided such period is at least sixty days. Until the Producer shall reach 65 years of age, this Agreement may be terminated by the Company only for cause. "Cause" shall include but not be limited to the following:

        (i) The Producer's loss of any license required to carry out each and every duty of his position hereunder.

        (ii) The conviction of the Producer of any crime which is punishable by imprisonment or, if not punishable by imprisonment, would have in the opinion of a reasonable person a material negative impact on the business of the Company.

        (iii) The death of the Producer.

        (iv) The permanent disability, incapacity or incompetence of the Producer. For the purpose of this Agreement, the term "permanent disability" shall mean the inability of the Producer to perform each and every duty of his position for a continuous period in excess of six months in any twelve month period.

        (v) Any act or omission on the part of the Producer which would subject the Company to censure by the Insurance Department of the State of New York or any other governmental agency having jurisdiction over the Company or would cause the Company to be in breach of any of it's agency agreements with any of it's insurance carriers.

        (vi) Such other cause as may be found to be such by any court of competent jurisdiction.

        (vii) Doing anything which would constitute a material breach of this Employment Agreement.

        In the case of a termination for loss of a required license, such termination shall apply only to Producer's status as a licensed insurance agent. Producer's employment shall continue in the capacity of a customer service representative, provided such position does not then require any license not then held by Producer. Producer shall receive no commissions in such case but shall be paid a salary equal to what the Company then pays experienced commercial customer service representatives.

        4. Right of Set off. In the event any of the representations and warranties made by Gregson Agency, Inc. and/or the Producer pursuant to the terms of this Agreement or to the terms of the Agreement providing for the sale or transfer of the business of the Gregson Agency, Inc. insurance book of business to the Company are violated, then the Company shall have the right to set off any loss sustained by the Company as a result of the breach of such representation and warranty from any funds due to the Producer under the terms of this Agreement. Such right off set shall be limited to 50% of the total compensation due Producer hereunder in any one year.

        5. Restrictive Covenant. During the term of this Agreement the Producer shall place all property and casualty insurance business with the Company. If the Company shall be unwilling or unable to place any such insurance business, then the Company may consent to the brokering of such business elsewhere on such terms and conditions as the Company may then reasonably impose. The Producer shall engage in no business which is competitive with that of the Company as it exists today or as it may exist in the future.

        Upon the termination of this Agreement, the Producer shall neither solicit nor accept any insurance business from any of the insureds who are included within the insurance book of business purchased by the Company from the Gregson Agency, Inc. or from the Producer. If the Company shall purchase the new business of the Producer created during the term of this Agreement as provided for in the next paragraph, then such new business shall also be the sole property of the Company. The Producer shall neither solicit nor accept any insurance business from any insured included within such new book of business purchased from the Producer. If the Producer shall breach this paragraph, the parties agree that exact damage to the Company would be difficult or impossible to determine. Accordingly, they agree that liquidated damages equal to 80% of the commission, including contingent commission or profit sharing, shall be payable to the Company to compensate it for it's loss due to Producer's breach. Such payments shall continue for so long as Producer receives any direct or indirect benefit from the breach.

        6. Option to Purchase. Upon the termination of this Agreement by either the Company or the Producer, and whether for cause or not, the Company shall have the option to purchase the new book of business created by the Producer during the term of this Agreement. The option of the Company to purchase such new book of business shall be for a price equal to two times the annual commissions received on such new book of business payable over ten years. Such payment shall equal 20% of the commissions received on such new book of business for each of the ten years following the closing on the purchase. Such purchase shall be based on a retained basis with a 20% per year payment equal to 20% of the commissions received on such new book of business during the year. The risk of increase or decrease shall be borne by the Producer. As an example, if the commissions received by the Company on such new book of business during the year following the exercise of the option to purchase shall equal $100,000.00, then the Producer shall receive $20,000.00. If such commissions remained stable for the remaining nine years, then the Producer would receive $20,000.00 per year over a total of ten years, or $200,000.00.

        The Company shall have thirty (30) days following termination to decide if it shall exercise its option. If it does not, then such new book of business shall belong to Producer.

        7. Employee Expenses. The Company shall reimburse reasonable and necessary expenses incurred by the Producer in the course of his employment hereunder but such reimbursement shall only relate to expenses incurred in generating or maintaining property and casualty insurance. No expenses related to life accident or health insurance shall be reimbursable. Producer shall maintain adequate and accurate records for all such reimbursable expenses and shall submit same prior to reimbursement. The Company's reimbursement policy may change from time to time but any such changes which shall affect the employee shall be generally applicable to all of the Company's employees similarly situated to the Producer.

        8. Fringe Benefits. The Producer shall be afforded access to all of the Company's fringe benefit packages which are provided to other officers of the Company. The Company reserves the right to change any and all of it's fringe benefit packages as it shall deem fit in the exercise of it's business judgment.

        The Company shall bonus $1,000.00 per year to the Producer to be used solely for the purchase of life insurance on Producer's life.

        9. Credit Risk. The Producer shall be responsible for the collection of all premiums due on any business produced by the Producer. In the event of any bad debt, returned commission or similar reduction in commission, the Company shall have the right to charge back such amount against the Producer. If such right of charge back shall be insufficient to make the Company whole, the Producer shall, nevertheless, remain liable to the Company for any such excess loss.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                   MEGA GROUP, INC.






                                            By:     /s/ BURTON C. ANTHONY, JR.
                                                    ---------------------------
                                                    BURTON C. ANTHONY, JR.
                                                    Chief Executive Officer

                                                    /s/ STEVEN GREGORY
                                                    ----------------------------
                                                    STEVEN GREGORY

STATE OF NEW YORK:
              ss.:
COUNTY OF ALBANY :

        On this 28th day of April, 1992, before me personally came Burton C. Anthony, Jr. to me personally known, who being by me duly sworn, did depose and say that he resides in the County of Albany, State of New York, that he is the President of Mega Group, Inc., the Corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said Instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that he executed the same by like order.

                                        /s/ LAWRENCE F. ANITO, JR.
                                        ----------------------------------------
                                                  Notary Public
                                              LAWRENCE F. ANITO, JR.
                                           NOTARY PUBLIC, STATE OF NEW YORK
                                          QUALIFIED IN COLUMBIA COUNTY
                                                     #5098825
                                          COMMISSION EXPIRES AUGUST 31, 1992



STATE OF NEW YORK:
              ss.:
COUNTY OF ALBANY::


        On this 28th day of April, 1992 before me the subscriber personally appeared Steven Gregory, to me personally known and known to me to be the same person described in and who executed the within instrument, and he duly acknowledged to me that he executed the same.

                                        /s/ LAWRENCE F. ANITO, JR.
                                        ----------------------------------------
                                                  Notary Public
                                              LAWRENCE F. ANITO, JR.
                                           NOTARY PUBLIC, STATE OF NEW YORK
                                          QUALIFIED IN COLUMBIA COUNTY
                                                     #5098825
                                          COMMISSION EXPIRES AUGUST 31, 1992